Bankwell Financial Group, Inc. Announces Private Placement of $25.5 Million of Fixed Rate Subordinated Notes

New Canaan, CT, August 19, 2015 -- Bankwell Financial Group, Inc. (NASDAQ: BWFG) (the "Company" or "Bankwell"), the parent company of Bankwell Bank, today announced that it has completed a private placement of $25.5 million in aggregate principal amount of fixed rated subordinated notes (the "Notes") to certain institutional investors. The Notes are non-callable for five years, have a stated maturity of August 15, 2025, and bear interest at a quarterly pay fixed rate of 5.75% per year to the maturity date or any early redemption date.

The Notes have been structured to quality for the Company as Tier 2 capital under regulatory guidelines. The Company plans to use the net proceeds from the sales of the Notes for general corporate purposes, including to redeem the approximately $11.0 million outstanding of its Senior Noncumulative Perpetual Preferred Stock issued in 2011 to the U.S. Treasury under the Small Business Lending Fund Program. The Notes were assigned an investment grade rating of BBB by Kroll Bond Rating Agency.

Keefe, Bruyette & Woods, A Stifel Company, served as the sole placement agent for the private offering.  Hinckley, Allen & Snyder LLP served as issuer's counsel and Goodwin Procter LLP served as placement agent's counsel.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company has agreed to take steps to exchange the privately placed notes for registered notes having substantially the same terms and to file a registration statement with the Securities and Exchange Commission in connection therewith.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and will not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Bankwell Financial Group, Inc.

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.

Forward-Looking Statements
This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.